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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 1996

                        Commission file number: 0-12045

                      PRUDENTIAL ACQUISITION FUND I, L.P.
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             (Exact name of Registrant as specified in its charter)

Delaware                                                13-3173903
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(State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization)                     Identification No.)

One Seaport Plaza, New York, New York                  10292-0116
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(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code (212) 214-1016

                                      N/A
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   Former name, former address and former fiscal year, if changed since last report.

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Item 2.  Acquisition or Disposition of Assets

   Prudential Acquisition Fund, I, L.P., a Delaware limited partnership (``Partnership''), sold the Partnership's interest in two shopping center properties, Ridge Plaza, a 155,000 square foot shopping center and Pine Island, a 250,000 square foot shopping center, located adjacent to one another in Davie, Broward County, Florida (``Shopping Centers'') on
March 26, 1996 at a gross sales price of $15,500,000. Such price represents approximately 92.3% of the appraised value of the Partnership's interest in the Shopping Centers, based upon an appraisal dated as of September 30, 1995. The Shopping Centers were owned by a joint venture (``Joint Venture'') in which the Partnership held a 54% interest. The gross sales price attributable to the Partnership's interest in the Joint Venture is $8,370,000 which, after estimated selling expenses of approximately $470,000 in transfer tax, legal fees, brokers' commissions, recording fees, title insurance premiums, other related expenses and pro-rations, resulted in net proceeds payable to the Partnership of $7,900,000 from the Joint Venture. A distribution will be made in April 1996 in the amount of $121.00 per $1,000 Unit which represents $112.66 per Unit from the sale of the Shopping
Centers, and $8.34 per Unit from current and prior undistributed cash flow from operations.

    The purchaser of the Shopping Centers was PIRP, Inc., a Delaware corporation (``PIRP''). PIRP assigned its rights under the Purchase & Sale Agreement dated November 1, 1995 between itself and the Joint Venture to 1620 North Spring Street, Inc., a Delaware corporation, on March 5, 1996, which in turn assigned its rights as it relates to Ridge Plaza Shopping Center, to Ridge Plaza Investment Holdings, Inc., a Delaware corporation, and as it relates to Pine Island Shopping Center to Pine Island Investment Holdings, Inc., a Delaware corporation. None of the aforementioned purchasers has any material relationships with the Joint Venture or the Partnership or their respective affiliates.
The purchase price was paid for in cash.

Item 5. Other Events

   Pursuant to the Consent Solicitation Statement dated January 26, 1996, the Limited Partners of the Partnership approved (i) a plan of sale of substantially all of the assets of the Partnership and (ii) the complete liquidation and dissolution of the Partnership (collectively, the ``Plan'') with 47,105 units or 67.17% voting for the Plan, 2,008 units or 2.86% voting against the Plan and 2,456 or 3.5% abstaining. The sale of the Shopping Centers discussed under Item 2 above was not subject to the Plan.

   The Partnership is in the process of listing the remaining three properties for sale.

Item 7. Financial Statements and Exhibits
         (b)  Pro Forma Financial Information
              On a pro forma basis, if the sale of the Shopping Centers had been consummated on December 31, 1995, the Partnership's Statement of Financial Condition as of such date would have reflected an increase in cash of $7,900,000, and a decrease in the investment in the Joint Venture by the same amount. For the Statement of Operations, if the transaction was consummated as of January 1, 1994, the Partnership's share of the Joint Venture equity income for the year ended December 31, 1994 would have decreased by $194,000, the Partnership's net income would have decreased by the same amount and the net loss per limited partnership unit (``Unit'') of $2.12 would have increased by $2.77 to $4.89. For the Statement of Operations, if the transaction was consummated as of January 1, 1995, the Partnership's share of the Joint Venture equity loss for the year ended December 31, 1995 would have decreased by $655,000, the Partnership's net loss would have decreased by a corresponding amount and the net loss per Unit of $8.32 would have decreased by $9.34 to net income per Unit of $1.02. These pro forma adjustments for the Statement of Operations exclude the Partnership's non-recurring gain or loss on the sale.

         (c)  Exhibits
              10(G) Purchase & Sale Agreement with Exhibits dated November
                    1, 1995 by and between Ridge Plaza Joint Venture and PIRP, Inc. (filed herewith)

              10(H) First Amendment to Purchase & Sale Agreement made
                    as of March 4, 1996, by and between Ridge Plaza Joint Venture and PIRP, Inc. (filed herewith)

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                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Prudential Acquisition Fund I, L.P.
A Delaware Limited Partnership
(Registrant)

By: Prudential Realty Partnerships, Inc.
    General Partner
     By: /s/ Kevin R. Smith                                              Date: April 9, 1996
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     Kevin R. Smith
     Vice President

By: Prudential-Bache Properties, Inc.
    General Partner
     By: /s/ Chester A. Piskorowski                                      Date: April 9, 1996
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     Chester A. Piskorowski
     Vice President

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